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                                                                    EXHIBIT 5.2



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
U.S. Technologies Inc. and Subsidiaries

Our report on the consolidated financial statements of U.S. Technologies Inc. and subsidiaries is included in Item 8 of this Form 10-K. In connection with our audit of such financial statements, we have also audited the related financial statement schedule listed on the index of this Form 10-K.

In our opinion the 1996 financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be in them.


                                       BROWN GRAHAM AND COMPANY P.C.

Georgetown, Texas
April 8, 1997